EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 29, 2016, with respect to the consolidated financial statements and schedule, as of and for the year ended December 31, 2015, and internal control over financial reporting included in the Annual Report of Globus Medical, Inc. and subsidiaries on Form 10- K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of Globus Medical, Inc. on Forms S-8 (File No. 333-184196 and 333-198698).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 29, 2016